Exhibit 10.22

VIRNETX HOLDING CORPORATION

OUTSIDE DIRECTOR COMPENSATION POLICY

(Adopted on November 30, 2023 (the “Effective Date”))

VirnetX Holding Corporation (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place.  Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy replaces and supersedes all of the Company’s prior director compensation programs and policies, effective as of the Effective Date.

1.	Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $75,000.  There are no per‑meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

Chair / Committee Membership Annual Cash Retainer

Each Outside Director who serves as chair or member of a committee of the Board will be paid additional annual cash retainers as follows:
Chair of Audit Committee:	$25,000
Chair of Nominating and Corporate Governance Committee:	$15,000
Chair of Compensation Committee:	$15,000
Member of Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee (other than the Chair of the applicable committee):	$5,000

Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.	Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.  All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be made in accordance with the following provisions:

a.          No Discretion.  No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 6 and 9 below).

b.          Initial Award.  Subject to Section 7 of this Policy, each individual who first becomes an Outside Director following the Effective Date will be granted an award of such number of Shares of Restricted Stock (an “Initial Award”) equal to the lesser of (i) 22,500 Shares, or (ii) that number of Shares equal to the quotient obtained by dividing $450,000 by the Fair Market Value per Share on the date the individual first becomes an Outside Director, rounded down, if necessary, to the nearest whole Share.  The Initial Award will be granted by the Board not earlier than the first trading day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”).  If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, each Initial Award will be scheduled to vest as follows: 1/3rd of the Shares subject to the Initial Award will be scheduled to vest on each one (1)-year anniversary following the Initial Award Grant Date; provided, however, that any Shares subject to the Initial Award that remain unvested as of the close of business on the day prior to the Company’s third annual meeting of the Company’s stockholders (each, an “Annual Meeting”) that occurs after the date on which such individual first becomes an Outside Director shall fully vest on such date, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

c.          Annual Award.  Subject to Section 7 of this Policy, the Board shall, on an annual basis and not earlier than the date of each Annual Meeting following the Effective Date, grant each Outside Director an award of such number of Shares of Restricted Stock  (an “Annual Award”) equal to the lesser of (i) 7,500 Shares, or (ii) that number of Shares equal to the quotient obtained by dividing $150,000 by the Fair Market Value per Share on the date of the Annual Meeting to which such Award relates, rounded down, if necessary, to the nearest whole Share. Notwithstanding the foregoing, any Outside Director who has not been a Director for at least six (6) months prior to the date of the applicable Annual Meeting will not receive an Annual Award.

Subject to Section 3 of this Policy, each Annual Award will be scheduled to vest on the earlier of (i) the one (1)-year anniversary of the date the Annual Award is granted, or (ii) the close of business on the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

d.         Additional Terms of Initial Awards and Annual Awards.  Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.

Subject to Section 7 of this Policy, the Board in its discretion may change and otherwise revise the terms of the equity compensation granted under this Policy, including, without limitation, the amount of equity compensation to be paid, on or after the date the Board determines to make any such change or revision.

3.	Change in Control

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to the Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director at least until the date of the Change in Control.

4.	Travel Expenses

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

5.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.	Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy or make other reasonable adjustments.  The determination of any adjustment under this Section 6 will be made by the Administrator in its sole discretion.

7.	Limitations

No Outside Director may be granted, in any Fiscal Year, Awards covering more than 100,000 Shares. Awards granted to an individual while he or she was an Employee or Consultant, but not an Outside Director, shall not count for purposes of this limitation.

8.	Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	Revisions

The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason.  No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.